               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT, dated as of January 15, 1998 (this "Agreement"), by and between Tri-Star Aerospace, Co., a Delaware corporation (the "Company"), Maple Leaf Aerospace, Inc., a Delaware corporation ("Parent") and G. Bruce McInnis (the "Executive").

          WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, dated as of January 14, 1997;

          WHEREAS, the parties hereto wish to amend and restate such agreement.

          NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties set forth below, the parties agree as follows:

          1. EMPLOYMENT. Effective January 15, 1998, the Company and Executive agree that Executive shall be employed as Assistant to the Chairman of the Board of Directors of the Company and that as of such date Executive hereby resigns from all positions with the Company, Parent or any their affiliates then held by Executive, whether as a director, officer, employee or agent of the Company, Parent or any their affiliates, including, without limitation, Executive's positions as Chief Financial Officer and Executive Vice President-Administration. Without limiting the generality of the foregoing, Executive shall not, from and after January 15, 1998, hold any position (including but not limited to any officer positions, memberships on Boards of Directors, and positions on committees pertaining to management matters or employee benefit plans) with either the Company, Parent, or any of their affiliates, other than Assistant to the Chairman of the Board of the Company.

          2. TERM. Unless earlier terminated pursuant to the provisions hereof, the term of Executive's employment (the "Term") shall have commenced on January 14, 1997 and shall end on January 15, 2000.

          3. DUTIES. Commencing on January 15, 1998 and during the remainder of the Term, Executive shall perform such duties as Assistant to the Chairman of the Board as may be reasonably agreed to by the Executive and the Chairman of the Board of Directors of the Company. Such duties shall be such as can be performed from locations designated by the Executive, without interfering with Executive's performance of his duties pursuant to any full time employment which Executive may obtain elsewhere, provided that such employment does not violate the covenants set forth in Section 8 hereof.

          4.   COMPENSATION.

          (a) SALARY. During the term of the Executive's employment hereunder, the Executive shall receive an annual salary of $200,000, payable in accordance with the customary payroll practices of the Company, and shall be eligible for such raises and bonuses as the compensation committee of the Board of Directors of the Company, in its sole and absolute discretion, may provide.

          (b) BENEFITS. The Executive shall receive such medical and other benefits as are regularly offered to other senior executives of the Company. For purposes of the Company's personal time (I.E., vacation and sick time) policies, the Executive shall be deemed to have been employed by the Company for a five year period.

          5. EXPENSES. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive reimbursement for all reasonable travel and business expenses incurred by him (in accordance with the policies and procedures of the Company) in performing services hereunder, provided that the Executive promptly and properly accounts therefor in accordance with the Company's expense policy.

          6. RELOCATION EXPENSES. (a) Upon presentation by the Executive to the Company of expense reports and satisfactory supporting documentation evidencing payment of such expenses in such form as shall be requested by the Company, the Company shall reimburse the Executive, subject to Section 6(c) hereof, for the following expenses relating to the sale of the Executive's residence in Houston, Texas (the "Current Residence") and the relocation of his family and its personal effects to a new location designated by the Company (the "New Location"): (i) expenses incurred in the packing, moving and unpacking of the Executive's family's personal effects from Houston, Texas to the New Location, (ii) customary real estate brokerage commissions and closing costs (including but not limited to reasonable legal fees not to exceed $2000 and title insurance costs) incurred in connection with the sale of the Current Residence, (iii) the lesser of (A) expenses incurred in connection with temporary housing for the Executive and, if applicable, his family at the New Location for a period not to exceed six months, and (B) expenses incurred by the Executive in obtaining a release from leased housing commitments for the period commencing on February 1, 1997 and ending on August 1, 1997 in Houston Texas, not to exceed $15,000, plus Dallas hotel and car rental expenses incurred by the Executive and his family from January 14, 1997 through February 3, 1997 (the "Transition Period"), (iv) coach air fare and related transportation expenses incurred for four visits from the U.S. site of the Executive's employment responsibilities to Houston, Texas for the Executive during the Transition Period, and (v) coach air fare and related expenses for three trips during the Transition Period between Houston, Texas and the New Location for the Executive's spouse and child

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for purposes of the sale of the Current Residence, the location of a new residence at the New Location, and orientation at the New Location (collectively, "Moving Expenses").

          (b) To the extent that a deduction is not allowable for federal income tax purposes for a Moving Expense (as reasonably determined by the Company), the Company shall pay to the Executive, subject to Section 6(c) hereof, concurrently with the reimbursement of such Moving Expense, an additional amount (the "Gross-up Payment"), such that the net amount that would be retained by the Executive, after the imposition of federal income tax and applicable withholding and employment taxes in respect of the portion of such Moving Expense for which a deduction is not allowable, would be equal to the amount of the Moving Expense to be reimbursed. For purposes of this calculation, the Executive shall be deemed to be subject to federal income taxation at the highest marginal rates applicable to individuals for the calendar year in which such additional payment is made.

          (c) Notwithstanding anything herein to the contrary, the aggregate amount to be reimbursed to the Executive by the Company for Moving Expenses described in Section 6(a)(ii) hereof and Gross-up Payments made in respect thereof shall not exceed $70,000.

          7.   TERMINATION.

          (a) TERMINATION WITHOUT CAUSE. If the Company terminates the employment of the Executive other than for Cause (as defined herein) and other than by reason of Disability (as defined herein), or the Executive terminates his employment for Good Reason:

          (i) the Executive shall be entitled to receive (A) his salary and personal time (I.E., vacation and sick time) accrued through the Date of Termination (as defined herein) and (B) an amount equal to two times his base compensation for the twelve-month period immediately preceding such termination of employment, payable by the Company in equal installments, without interruption, concurrently with the payment of the Company's normally scheduled payroll for active employees, until the expiration of a period of two years from the Date of Termination, without mitigation or offset except as otherwise provided below. Notwithstanding the foregoing, the payments required under clause 7(a)(i)(B) shall (y) be reduced by an amount equal to the compensation actually paid by the Company prior to the Date of Termination to Executive with respect to the period commencing January 15, 1998 and ending on the Date of Termination, such reduction to be effected by decreasing the number of installments otherwise payable to Executive under clause 7(a)(i)(B) such that Executive shall in no event be entitled to receive any such payments subsequent to January 15, 2000, and (z) not be payable from and after the date ("the Liquidity Date") on which either of the following events occurs: (A) all shares of the common stock of Parent

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

("Common Stock") owned by Executive and all shares of Common Stock which Executive has purchased or is entitled to purchase pursuant to exercisable stock options shall be freely transferable without restriction (1) under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise (except for any limitation on resale under Rule 144 (e), (f) or (g) under the Securities Act), (2) with respect to any lock-up period imposed by the underwriters and (3) under the Stockholders Agreement (as defined herein),
(B) the Company or Parent shall have purchased for cash consideration all shares of Common Stock owned by Executive and all shares of Common Stock which Executive has purchased or is entitled to purchase pursuant to exercisable stock options for the "Fair Market Value" of such shares as determined pursuant to Section 4.3 of the Stockholders Agreement (as hereinafter defined), or (C) the Executive shall have sold in the Proposed Public Offering (as defined herein) all shares of Common Stock owned by Executive and all shares of Common Stock which Executive has purchased or is entitled to purchase pursuant to exercisable stock options;

          (ii) the Executive shall be entitled to (A) such medical and other benefits on substantially the same terms as are regularly offered to senior executives of the Company until the Liquidity Date, and (B) the reimbursement of Moving Expenses to the extent provided in (A) Section 6(a)(i), (ii) and
(iii) hereof, whether or not incurred prior to the Date of Termination, and
(B) Section 6(a)(iv) and (v) hereof, if incurred prior to the Date of Termination;

          (iii) [left intentionally blank]

          (iv) in the event that (A) prior to, or within 4 months after, the Date of Termination, an agreement or letter of intent is executed involving
(1) the sale of all the outstanding capital stock of the Maple Leaf Aerospace, Inc. (the "Parent") or the Company, (2) the sale by the Parent or the Company of all or substantially all of its business operations or assets (which sale may exclude substantial inventories), or (3) a merger, consolidation, reorganization, dissolution or liquidation of the Parent or the Company that would result in the occurrence of an event described in clauses (1) or (2) of this Section 7(a)(iv), and (B) such transaction is consummated by the parties specified in such agreement or letter of intent or an Affiliate (as defined herein) of any such party no later than 6 months after the execution of such agreement or letter of intent (a "Post-Termination Sale"):

               (x) in the event that the Parent previously shall have exercised its right to repurchase Common Stock owned by the Executive pursuant to the Management Stockholders and Optionholders Agreement, dated as of September 19, 1996, among the Parent and the Stockholders (as defined therein) (the "Stockholders Agreement"), the Company shall pay to the Executive, upon consummation of the Post-Termination Sale, an amount equal to the excess, if any, of (1) the amount the Executive would have received upon the consummation of the Post-Termination Sale in respect of his shares of Common Stock so repurchased by Parent or the Company, had he held such shares at the time of the Post-Termination Sale, over
          (2) the Repurchase Price (as defined in the Stockholders Agreement) received by the Executive in respect of such shares of Common Stock; and

               (y) the Company shall pay to the Executive an amount equal to the amount that the Executive would have received upon the consummation of the Post-Termination Sale in respect of options granted to the Executive under the Parent's 1996 Stock Option Plan (the "Plan"), which options shall have expired unexercised by reason of such termination of employment, to the extent that such options would have become exercisable had the Executive's employment continued until the date of consummation of such Post-Termination Sale.

The Company may provide the payments described in Section 7(a)(iv) in the same consideration received in the Post-Termination Sale.

          Notwithstanding the foregoing, if the Executive commences new full-time employment during the two-year period beginning on the Date of Termination, the benefits described in Section 7(a)(ii) shall cease immediately upon the commencement of such employment to the extent that such employment provides comparable benefits and such benefits commence.

          (b) OTHER TERMINATION. In the event that the employment of the Executive is terminated (i) due to the death or Disability (as defined herein) of the Executive, (ii) by the Company for "Cause", or (iii) for any other reason not included in Section 7(a), the Executive shall have no right to receive any unaccrued compensation or unaccrued personal time hereunder after the Date of Termination (as defined herein).

          (c) DEFINITIONS. For purposes of this Agreement (and for purposes of applying the Stockholders Agreement to the shares of Parent common stock owned by the Executive):

               (i) "Disability" shall mean the inability (as reasonably determined by the Board of Directors of the Company after consultation with the Executive's regular attending physician) of the Executive, as a result of incapacity due to physical or mental illness or disability, to substantially perform his material duties with the Company for six consecutive months or shorter periods aggregating six months during any twelve-month period;

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

               (ii) "Cause" shall mean the occurrence of one or more of the following events: (A) any intentional or willful failure (other than a failure resulting from the Executive's physical illness or injury) by the Executive to substantially perform his or her employment duties (as agreed to in writing by the Executive and the Company) which shall not have been corrected within 30 days following written notice from the Chairman of the Board of the Directors of the Company of the duties which such Executive has failed to substantially perform, (B) any engaging by such Executive in misconduct which is significantly injurious to the Company or any of its subsidiaries or affiliates, (C) any breach by the Executive of any material covenant contained in this Agreement (provided that, except as may be agreed to by the Company and Executive in writing, the Executive will be entitled to the 30 day cure period with respect to any such alleged breach), the Stockholders Agreement or any subscription agreement entered into by the Executive with the Company, or (D) such Executive's conviction or entry of a plea of NOLO CONTENDERE in respect of any felony, or of a misdemeanor which results in or is reasonably expected to result in significant economic or reputational injury to the Company or any of its subsidiaries or affiliates;

               (iii) "Good Reason" shall mean (A) a material breach of this Agreement by the Company, which breach shall not have been cured within 30 days after Executive shall have given written notice thereof to the Board of Directors of the Company, (B) the Company having directed Executive to report to an individual other than the Chairman of the Board of Directors of the Company, unless the Company, within 14 days following written notice by Executive to the Board of Directors of the Company setting forth a description thereof, shall have cured such occurrence or event, or (C) the Company having directed Executive to take or condone a material illegal action, which action is not taken or condoned by Executive and which direction is not reversed within 5 business days of receipt of written notice to the Board of Directors of the Company setting forth such occurrence.

               (iv) "Affiliate" shall mean, when used with reference to a specific person: (A) any person directly or indirectly owning, controlling or holding the power to vote twenty percent (20%) or more of any class of the voting securities of the specified person; (B) any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified person; or (C) any person that is an officer or director of, general partner in, or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer or director, general partner or trustee, or with respect to which the specified person serves in a similar capacity.

          (d) NOTICE OF TERMINATION. Any termination of the Executive's employment (other than a termination due to the death of the Executive) shall be communicated by a written notice of termination (the "Notice of Termination") which shall set forth in reasonable detail the basis for such termination of employment under this

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

agreement and shall be given in accordance with the notice provisions herein. In the event that the Company terminates the Executive's employment hereunder and does not provide a Notice of Termination within 7 days thereafter, such termination shall be conclusively deemed to be termination without Cause. In the event that the Executive terminates his employment hereunder and does not provide a Notice of Termination within 7 days thereafter, such termination shall be conclusively deemed to be termination without Good Reason.

          (e) DATE OF TERMINATION. For purposes of this Agreement, the "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated due to Disability, ten days after delivery to the Executive of the Notice of Termination, (iii) in the case of non-renewal of the Term (or any extension thereof), at the expiration of the then current Term, and (iv) in any other case, the date specified in the Notice of Termination, which shall not be retroactive to a date prior to the date such Notice of Termination is given.

          (f) REPURCHASE OF COMMON STOCK. In the event that, prior to September 30, 1997, the employment of the Executive is terminated (i) by the Company (A) other than for Cause or (B) by reason of the Executive's Disability, or (ii) by the Executive for Good Reason, or (iii) by reason of the Executive's death, then, notwithstanding anything to the contrary in the Stockholders Agreement, the determination of Fair Market Value (as defined therein) of the Parent's common stock shall be determined as if the Executive had remained employed by the Company through and including September 30, 1997.

          (g) LIMITATION ON COMPANY'S TERMINATION RIGHTS. The Company agrees that the Company will not terminate Executive except for Cause, or due to the death or Disability of Executive, during the period beginning on the date of consummation of the Proposed Public Offering (as hereinafter defined) and until the Liquidity Date.

The performance by the Company of its obligations under this Section 7 shall constitute full settlement and release of any claim or cause of action, of whatsoever nature, which the Executive might otherwise assert against the Company or any of its directors, stockholders, officers or employees pursuant to this Agreement on account of the termination of the Executive's employment.

          8.   EXECUTIVE COVENANTS.

          (a) NON-COMPETITION. During the Term and for such period of time following the Term as the Executive shall receive payments pursuant to
Section 7(a)(i) hereof, the Executive expressly covenants and agrees that he shall not, without the express written consent of the Company, for his own account or jointly with any other person, directly or indirectly, own, manage, operate, join, control, loan money to, invest in, or otherwise participate in, or be connected with, or become or act as an officer, employee, consultant, representative or agent of any business, individual, partnership, firm or corporation (other than the Company and its subsidiaries and affiliates) which is in competition with any business in which the Company or any of its subsidiaries and affiliates are then engaged or planning to be engaged; PROVIDED, HOWEVER, that the Executive may purchase or own, solely as an inactive investor, the securities of any entity if (a) such securities are publicly traded on a nationally-recognized stock exchange or on NASDAQ and (b) the aggregate holdings of such securities by the Executive and his immediate family do not exceed three percent (3%) of the voting power or three percent (3%) of the capital stock of such entity.

          (b) NO SOLICITATION. The Executive hereby agrees that during the Term and for a period of two years after the Date of Termination, he shall not, directly or indirectly, for his own account or jointly with another, or for or on behalf of any entity, as principal, agent or otherwise, (i) solicit or induce or in any manner attempt to solicit or induce any person employed by or acting as a consultant to or agent of the Company or any of its subsidiaries or affiliates to leave such position or (ii) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company or any of its subsidiaries or affiliates and any of the customers, clients or suppliers of the Company or any of its subsidiaries or affiliates.

          (c) CONFIDENTIAL INFORMATION. The Executive expressly covenants and agrees that he will not at any time, whether during or after the Term, directly or indirectly, disclose, use or permit the use of any trade secrets, confidential information or proprietary information of, or relating to, the Company or any of its subsidiaries or affiliates, other than as contemplated hereunder during the Term. Notwithstanding the foregoing, the Executive shall be permitted to disclose confidential information solely to the extent required by court or administrative order, provided that the Executive immediately provides notice to the Company that he is required by court or administrative order to disclose such confidential information and the Company has had an opportunity to protest and contest any assertion that the Executive is required to make such disclosure and to seek a protective order or other remedy which may narrow the scope of required disclosure or otherwise protect the confidentiality of such information to the maximum extent possible. The Executive agrees to cooperate and assist the Company, at the Company's expense, in preparing any protest or contest of any such assertion and seeking any such remedy. Confidential or proprietary information shall not include information that is, at the time of receipt by Executive, in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of the Executive.

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

          (d) COVENANTS NON-EXCLUSIVE. The Executive acknowledges and agrees that the covenants contained in this Section 8 shall not be deemed exclusive of any common law rights of the Company or any of its subsidiaries or affiliates in connection with the relationships contemplated hereby and that the Company shall have any and all rights as may be provided by law in connection with the relationships contemplated hereby.

          9. COVENANTS OF PARENT. Parent covenants that it shall perform its obligations under this Agreement and shall cause the Company to perform the Company's obligations under this Agreement.

          10.  INDEMNIFICATION.

          (a) The Company agrees to indemnify and hold harmless the Executive from and against any and all liabilities incurred or sustained by him in connection with any claim, action, investigation, suit or proceeding to which he may be made a party by reason of his acts or omissions in connection with his being or having been an officer, director or employee of the Company or Parent, to the maximum extent permitted by law. This Section 10 is not intended to limit any rights which the Executive may have under the Company's or the Parent's By-laws or under applicable law.

          (b) Parent agrees that, in the event that Executive shall be permitted to include shares of Common Stock owned by Executive (including any shares of Common Stock which Executive has purchased or is entitled to purchase pursuant to exercisable stock options) in any registration statement covering shares of the Common Stock, Parent shall provide indemnification to Executive on the same terms as provided to other stockholders of the Company whose shares are included in such registration statement, provided that Parent shall have no such obligation if Executive shall have declined, or otherwise failed, to provide (following its presentation to Executive on reasonable notice) to Parent and any underwriter participating in the offering relating to such registration statement indemnification on the same terms as provided to the Company and any such underwriter by the other stockholders of the Company whose shares are included in such registration statement.

          (c) Parent further agrees that, from and after the Date of Termination, it shall maintain directors and officers liability insurance and fiduciary insurance covering Executive for a period of no lesser duration than, and on terms no less favorable than, those provided by the Company to any director of Parent on December 31, 1997; provided, however, that the foregoing obligation shall not require Parent to maintain any particular level of coverage for Executive or any other present or former director or officer of Parent, the Company, or any of their affiliates.

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

          (d) In the event that Parent (i) consolidates with or merges into any other person and Parent is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its business operations or assets to any other person, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section.

          (e) Executive agrees to indemnify and hold harmless Parent, the Company and their affiliates from and against any and all losses, costs, damages or other liabilities incurred or sustained by any of them in connection with any breach by Executive of any covenant of Executive contained in this Agreement, the Stockholders Agreement or any subscription agreement entered into by the Executive with the Company.

          11.  OPTION PLAN.

               (a) Until January 15, 1998, the Company shall not provide less favorable terms in the options granted to the Executive under the Plan than are provided to all other employees of the Company holding a position of vice president or higher.

               (b) The Executive shall be granted options under the Plan for such number of shares shown on, and substantially in, the form annexed hereto.

               (c) Effective immediately and for a period of 30 days, the Executive shall have the right to purchase from Parent 1,296 shares of common stock of Parent, at a price of $231.59 per share, subject to the terms and conditions of the Stockholders Agreement.

               (d) In the event that Executive wishes to exercise some or all of his exercisable options to purchase Common Stock, Parent shall, promptly upon Executive's request, use its best efforts, following the expiration of any "lock-up" period imposed by the underwriters in connection with the Proposed Public Offering, to arrange a "broker assisted" cashless exercise arrangement with respect to those options which Executive wishes to exercise. However, Parent shall not have any obligation under this Section 11(d) if Executive shall have previously realized, in cash on an after tax basis, an amount from the sale, or series of sales, of Executive's Common Stock (including Common Stock purchased upon the exercise of options) exceeding, in the aggregate, the sum of the exercise price and any applicable withholding tax on all remaining exercisable options held by Executive.

          12. STOCKHOLDERS AGREEMENT. The Company shall notify the Executive of any proposed amendments to the Stockholders Agreement or Plan no less than 10 business days prior to the proposed effective date of any such amendment. Such amendments shall not apply to any options or stock held by the Executive without his written consent, which shall not be unreasonably withheld or delayed, and which may be withheld only in the event that such amendment materially and adversely affects the Executive's interest therein with respect to material matters, including but not limited to the vesting schedule, exercise price, performance targets, duration, forfeiture provisions and exercise conditions pertaining to options, or the duration, repurchase prices and conditions permitting exercise of the Parent's repurchase rights or the Executive's put rights under the Stockholders Agreement. The failure of the Executive to object to any such amendment within 10 days after being given notice thereof shall be deemed to constitute his consent thereto. Shares of common stock of Parent acquired by the Executive through purchases in the public markets shall not be treated as "after acquired shares" for purposes of Section 9.2 of the Stockholders Agreement. The term "requesting" in Section 4.4 of the Stockholders Agreement shall be deemed to mean "requiring."

          13. CONFLICT WITH OTHER AGREEMENTS. To the extent that a conflict exists between the provisions of the Agreement and the current or future provisions of the Plan (or the current or future provisions of the Stockholders Agreement), the provisions of this Agreement shall control. Neither the Stockholders Agreement nor the Plan may supersede provisions of this Agreement without the written consent of the Executive.

          14. NOTICE. Any and all notices or any other communication provided for herein shall be made in writing by hand-delivery, first-class mail (registered or certified, with return receipt requested), telecopier, or overnight air courier guaranteeing next day delivery, effective upon receipt, to the address of the party appearing under his or its name below (or to such other address as may be designated in writing by such party):

          IF TO THE EXECUTIVE:

          Mr. G. Bruce McInnis
          3805 Miramar Ave.
          Dallas, Texas  75205

          with a copy to:

          Mayor, Day, Caldwell & Keeton LLP
          1900 Nations Bank Center
          700 Louisiana Ave.
          Houston, Texas  77002
          Attention:  Jeff Dodd, Esq.

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

          IF TO THE COMPANY:

          TriStar Aerospace, Inc.
          2527 Willowbrook Road
          Dallas, Texas  75220-4420
          Attention:  Mr. Quentin Bourjeaurd

          With a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attention:  Simeon Gold, Esq.

          15.  REGISTRATION OF COMMON STOCK.

          (a) In connection with the proposed underwritten public offering of the shares of Common Stock owned by the Odyssey Holders (the "Proposed Public Offering"), Parent shall use its best efforts to include in the registration statement relating to the Proposed Public Offering all of the shares of Common Stock owned by Executive and the shares of Common Stock which Executive has purchased or is entitled to purchase pursuant to exercisable stock options prior to or concurrently with the sales proposed to be made in the Proposed Public Offering, subject to the right of the underwriters participating in such offering to determine that none of Executive's shares may be included in such offering, that only some of Executive's shares may be included in such offering, that Executive's shares may be included only disproportionately to the other selling stockholders in such offering, that Executive's shares of Common Stock and the shares of Common Stock which Executive has purchased or is entitled to purchase pursuant to exercisable options may be disproportionately included in such offering and/or the overallotment option and/or that Executive's participation in such offering is limited to the underwriters' "overallotment option" rather than the basic offering itself. Parent shall use its best efforts to induce the underwriters to permit Executive to exercise options in respect of shares to be sold in such offering in a "cashless exercise" arrangement with respect to those options to be exercised by Executive (ie. to permit Executive to pay the exercise price and withholding tax arising from the exercise of options from the proceeds of the simultaneous sale of Executive's shares in the offering). Subject to the rights of the underwriters as specified in this Section 15(a), in the event that any of Executive's shares of Common Stock, or Common Stock which may be purchased pursuant to exercisable stock options (prior to or concurrently with such offering), are eligible to be included in the Proposed Public Offering, Executive, in his sole discretion, may determine which of such Common Stock to include, or stock options to exercise for the purpose of including the underlying shares of Common Stock, in the Proposed Public Offering.

          (b) Parent shall use its best efforts to file a Form S-8 registration statement within 30 days following the expiration of any "lock-up" period imposed by the underwriters in connection with the Proposed Public Offering, and shall include in such registration statement all of the exercisable options then held by Executive."

          16.  MUTUAL RELEASE OF CLAIMS.

          (a) Except for the rights of Executive under this Agreement, the Stockholders Agreement, the Option Plan and Executive's stock option grant letters and rights with respect to any of Executive's options to acquire shares of Common Stock, Executive (and his heirs and successors) hereby generally RELEASE, REMISE, ACQUIT, AND FOREVER DISCHARGE each of Parent and the Company, and their respective agents, affiliates, parents, stockholders, attorneys, partners, directors, associates, employees, officers, subsidiaries, divisions, successors, and assigns (the "Released Parties") of and from all claims, demands, and causes of action of any kind whatsoever at common law, statutory, contractual or otherwise, past or present, known or unknown, fixed or contingent, now existing that Executive has or may have against the Released Parties.

          (b) Except for the rights of the Company and Parent under this Agreement, the Stockholders Agreement, the Option Plan and Executive's stock option grant letters and rights with respect to any of Executive's options to acquire shares of Common Stock, each of the Company and Parent hereby generally RELEASE, REMISE, ACQUIT, AND FOREVER DISCHARGE Executive (and his heirs and successors) of and from all claims, demands, and causes of action of any kind whatsoever at common law, statutory, contractual or otherwise, past or present, known or unknown, fixed or contingent, now existing that the Company or Parent have or may have against Executive.

          17.  MISCELLANEOUS.

          (a) AMENDMENT. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is agreed to in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive).

          (b) WAIVER; ASSIGNMENT. No waiver by any party hereto at any time of any breach of another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision hereof. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party; PROVIDED, HOWEVER, that nothing contained herein shall prohibit the Company from assigning this Agreement pursuant to a merger, consolidation or sale of all or substantially all of the business or assets of the Company. In addition, the Company shall require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

          (c) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the law of the State of Delaware without giving effect to the conflict of laws provisions thereof.

          (d) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          (e) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          (f) ENTIRE AGREEMENT. This agreement supersedes any other agreement, whether written or oral, that may have been made or entered into between the parties hereto and constitutes the entire agreement by the parties related to the matters specified herein.

          (g) EQUITABLE RELIEF. It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the undersigned in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties relying

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hereon in the event that the undertakings and provisions contained in this
Agreement were breached or violated. Accordingly, each party hereto shall be entitled to an injunction or injunctions to restrain, enjoin, and prevent breaches of the undertakings and provisions hereof and to enforce specifically the undertakings and provisions hereof in any court of the United States or any state having jurisdiction over the matter, it being understood that any such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

          (h) RESTRICTIONS IN STOCKHOLDERS AGREEMENT. From and after the consummation of the Proposed Public Offering, all restrictions and all rights to repurchase any of Executive's shares of Common Stock (including shares that Executive has purchased or is entitled to purchase pursuant to exercisable options) under Articles I-V of the Stockholders Agreement shall cease, and the Company, Parent and their respective affiliates shall cause all such restrictions to be waived. The Company, Parent and their respective affiliates shall use their best efforts to obtain similar waivers from Odyssey (as defined in the Stockholders Agreement) if the Stockholders Agreement does not terminate upon the consummation of the Proposed Public Offering.

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                                      15
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          IN WITNESS WHEREOF, the parties have signed and delivered this
Agreement as of the date first above written.

                              TRI-STAR AEROSPACE, CO.


                              By: /s/ Stephen Berger
                                 -----------------------------------------
                                 Name:  Stephen Berger
                                 Title: Chairman of the Board



                              MAPLE LEAF AEROSPACE, INC.


                              By: /s/ Stephen Berger
                                 -----------------------------------------
                                 Name:  Stephen Berger
                                 Title: Chairman of the Board


                              /s/ G. Bruce McInnis
                              --------------------------------------------
                              G. Bruce McInnis